Exhibit 99.1

Contacts:         For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL to sell its small natural gas distribution and propane businesses

ALLENTOWN, Pa. (July 30, 2007) ― PPL Corporation (NYSE: PPL) on Monday (7/30) announced its intent to conduct a sales process for the company’s natural gas distribution business, PPL Gas Utilities Corporation, and propane business, Penn Fuel Propane. These businesses represented about 1 percent of PPL’s overall earnings from ongoing operations in 2006.

The gas utility serves about 77,000 natural gas distribution customers in 34 counties throughout Pennsylvania and a small area of Maryland. It operates about 3,800 miles of pipeline and owns underground gas storage capacity in three separate reservoirs in north-central Pennsylvania. The propane subsidiary buys propane on a wholesale basis and stores, delivers and sells it to about 34,000 industrial, commercial and residential customers in Pennsylvania, Delaware, Maryland and West Virginia.

"Although these businesses have been operationally and financially successful, their relative size and earnings contributions limit their strategic value to PPL’s future growth,” said William H. Spence, PPL executive vice president and chief operating officer. “We believe the capital investments necessary to maintain and expand these businesses would be better devoted to our core electricity supply and delivery businesses.”

PPL expects the sale to be completed during the second half of 2008, following the execution of a sales agreement and the receipt of all necessary regulatory approvals.

PPL is currently analyzing whether its decision to move forward with a sale of these businesses will result in a special item adjustment for the third quarter of 2007. Any special item resulting from this decision to sell these businesses would not affect PPL's 2007 forecast of earnings from ongoing operations.

PPL has retained Lehman Brothers as its financial advisor in the sales process.

So far this year, the company has completed the sales of its electricity delivery businesses in El Salvador and Bolivia and has reached a definitive agreement to sell its telecommunications operations. In addition, PPL expects to complete the sale of its Chilean electricity delivery business by the end of 2007.

“These steps position us to focus on emerging growth opportunities in our core businesses of electricity generation, marketing and delivery – bringing the most value to our shareowners,” Spence said.

PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania, the United Kingdom and Chile. More information is available at www.pplweb.com.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.

Certain statements contained in this news release, including statements with respect to future earnings impacts and business disposition, are "forward- looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward- looking statements: receipt of necessary governmental and other approvals; capital markets; and disposition proceeds. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.